EXHIBIT 99_1

MUTUAL NONDISCLOSURE AGREEMENT

ZIPREALTY, INC.

THIS AGREEMENT is made as of June 3, 2014 by and between ZipRealty, Inc., a Delaware corporation (“ZipRealty”), and Osmium Partners, LLC (“Company”) (the “Agreement”).

1. Permitted Purpose. ZipRealty and Company wish to explore a potential business opportunity under which each party (the “disclosing party”) may disclose its Confidential Information to the other party (the “receiving party”) solely for the purpose of that potential business opportunity (the “Permitted Purpose”).

2. Definition of Confidential Information. “Confidential Information” means any information, technical data, trade secrets or know-how of the disclosing party or its customers, vendors, business partners or investors that is provided to the recipient party by or on behalf of the disclosing party, either directly or indirectly, whether in writing, electronically, orally or by observation, including, but not limited to, research, products, services, product plans, clients, client lists, lead lists, markets, marketing, expansion plans, databases, software, developments, inventions, processes, technology, maskworks, designs, drawings, engineering, hardware configuration information, finances, financial results or other business information, in each case which the disclosing party considers to be confidential or proprietary. Confidential Information does not include information, technical data, trade secrets or know-how that: (i) is in the possession of, or becomes available to, the receiving party on a non-confidential basis, as shown by the receiving party’s files and records, and such information was received from a source not known by the receiving party to be bound by any obligation not to disclose the information, (ii) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party, (iii) is independently developed or derived by the receiving party without reference to, or the use of, any Confidential Information, or (iv) is approved for release by the disclosing party in writing.

3. Non-Disclosure of Confidential Information. ZipRealty and Company agree not to use the Confidential Information disclosed to it by the other party for any purpose except the Permitted Purpose. Neither party will disclose any Confidential Information of the other party to third parties except those directors, officers, partners, employees, consultants and agents (collectively, “Representatives”) who need to have the information in order to carry out the Permitted Purpose. The Representatives shall be informed of the confidential nature of the Confidential Information and shall agree not to disclose any of the Confidential Information to any other party. In any event, each party will be liable for any breach of this Agreement by any of its Representatives. Each party agrees that it will take all reasonable measures to protect the secrecy of and avoid disclosure or nonpermitted use of Confidential Information of the other party in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized hereunder to have any such information, which measures will include the highest degree of care that either party utilizes to protect its own Confidential Information of a similar nature. Each party agrees to notify the other party in writing of any misuse or misappropriation of such Confidential Information that may come to its attention.

4. Disclosure Required by Law. In the event that the receiving party or any of its Representatives is requested or required by legal process to disclose any of the Confidential Information of the disclosing party, the receiving party will give prompt written notice to the disclosing party so that the disclosing party may seek, at its expense, a protective order or other appropriate relief. In the event that such protective order is not obtained, the receiving party or its Representatives will disclose only that portion of the Confidential Information that, in the advice of its counsel, it is legally required to disclose.

5. Return of Materials. Any materials or documents that have been furnished by or on behalf of the disclosing party to the receiving party or its Representatives will be returned to the disclosing party, and all copies of such documentation will be destroyed as far as technically feasible, promptly upon request (at the disclosing party’s cost). Notwithstanding the foregoing, the Company may retain one (1) copy of electronically stored information or other written materials as required by applicable law and regulation.

6. Information Provided As Is. Each disclosing party acknowledges that it has attempted in good faith to provide accurate information to the receiving party. Notwithstanding that attempt, the disclosing party makes no representations or warranties, express or implied, to the receiving party regarding, and the receiving party may not rely on, the completeness or accuracy of any information provided to the receiving party.

7. No License Granted. Nothing in this Agreement is intended to grant any rights to either party or any of its Representatives under any patent, copyright, trade secret or other intellectual property right, nor does this Agreement grant either party or any of its Representatives any rights in or to the other party’s information, except the limited right to use such information solely for the Permitted Purpose.

8. No Trading on Inside Information. Company is aware, and will advise its Representatives who are provided any Confidential Information of ZipRealty, of the restrictions imposed by federal securities laws on the purchase or sale of ZipRealty’s securities by any person who has received material non-public information from ZipRealty or its Representatives and on the communication of such information to any other person when it is reasonably foreseeable that such other person may purchase or sell ZipRealty’s securities while in possession of such information.

9. Public Company Standstill. Unless previously approved by the Board of Directors of the disclosing party, for a period of six months from the date of this Agreement, each receiving party will not, and will instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly:

(a)    inquire about, announce or make any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the disclosing party) concerning an Acquisition Transaction (as defined below);

(b)    knowingly encourage, solicit or discuss with, or provide any Confidential Information of the disclosing party to, any person or entity with respect to any inquiry or announcement regarding or the making of any offer or proposal concerning any Acquisition Transaction;

(c)    otherwise knowingly facilitate or participate in any effort or attempt to make or implement any Acquisition Transaction;

(d)    participate in any “solicitation” of “proxies” to vote (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of, any securities of the disclosing party;

(e)    otherwise act or seek to control or influence the management, Board of Directors or other policies of the disclosing party; or

(f)    request the disclosing party or any of its Representatives to amend or waive any provisions of this paragraph 9.

As used in this paragraph 9, “Acquisition Transaction” means any acquisition or exchange of all or any material portion of the assets of, or 15% or more of the equity interest in, the disclosing party or any of its subsidiaries (by purchase on the Nasdaq Stock Market or New York Stock Exchange, as applicable, direct purchase from the other party, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the disclosing party or any it its subsidiaries.

10. No Recruitment of Other Party’s Employees. Each party will not, and will instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly, recruit or solicit for hire any of the other party’s employees, or aid anyone else in recruiting or soliciting for hire any of the other party’s employees, or induce or otherwise encourage any of the other party’s employees to leave their employment with the other party, provided that general, non-targeted advertisements or solicitations through independent employment recruiters will not be deemed to breach the foregoing provisions of this sentence.

11. No Conflicting Obligations. Each disclosing party hereby represents and warrants that it may rightfully disclose the Confidential Information to the receiving party, and to enter into the potential business opportunity being explored, in each case without violating any contractual, legal, fiduciary or other obligation to any person.

12. Entire Agreement. This Agreement sets forth the entire understanding of the parties concerning the matters set forth herein. Except as set forth in this Agreement, neither party will be committed in any way concerning the potential business opportunity being explored unless and until a definitive written agreement with respect thereto is duly authorized and executed by the appropriate officers of both parties.

13. Governing Law and Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to its conflict-of-laws principles. The federal and state courts within the State of California will have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Each party irrevocably consents to the personal jurisdiction of such courts and expressly waives any objection to such jurisdiction based on inconvenient forum or otherwise.

14. Remedies. Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business and expressly agrees that monetary damages may be inadequate to compensate the other party for any breach by either party of any covenants and agreements set forth herein. Accordingly, each party agrees and acknowledges that any such violation or threatened violation may cause irreparable injury to the other party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the other party will be entitled to seek injunctive relief against the threatened breach of this Agreement or the continuation of any such breach, without the necessity of proving actual damages.

15. Miscellaneous. This Agreement will be binding upon and for the benefit of the undersigned parties, their successors and assigns. Failure to enforce any provision of this Agreement will not constitute a waiver of any term hereof. This Agreement may not be amended except by a writing signed by both ZipRealty and Company. Each party may sign any number of identical counterparts of this Agreement with the same effect as if the parties signed the same document and all of which shall be considered one and the same agreement. A copy of this Agreement signed by a party and delivered by facsimile (or email) transmission to the other party shall have the same effect as the delivery of an original of this Agreement containing the original signature of such party.

16. Term. The foregoing commitments in this Agreement will survive any termination of discussions between the parties, and will continue for a period of one (1) year following the date of this Agreement, except to the extent explicitly terminated in writing by both ZipRealty and Company.

ZIPREALTY, INC.	OSMIUM PARTNERS, LLC

By: /s/ Lanny Baker	By: /s/ John H. Lewis

Print Name: Lanny Baker	Print Name: John H. Lewis

Print Title: President & CEO	Print Title: Managing Partner